Exhibit 10.36

December 15, 2006

Mr. Steve Gardner

8928 Hirning Road

Lenexa, KS  66220

Dear Steve,

On behalf of East Kansas Agri-Energy, LLC (EKAE), I am happy to extend a conditional offer of employment to you for the position of General Manager.   This offer is conditioned upon a favorable drug screen.  It is anticipated that the definitive employment agreement would include the following general terms and provisions:

Position; Duties.   Your position will be General Manager and you will report directly to the Board of Directors of the Company.  Your duties and responsibilities will be as designated by the Board of Directors and will include the duties we have previously discussed.  In addition, I have attached the job description for the position which identifies the major responsibilities of the position.

Full Time Employment.  Your employment will begin after the above-described contingency has been satisfied at a date determined by the Board of Directors of the Company (the “Commencement Date”).  It is currently expected that this date will January 15, 2007.

Compensation.  Your compensation will include a base salary of $125,000 per annum with annual reviews.  After Year 1, your annual base salary may be adjusted as determined by the Board of Directors.  Your salary will be paid consistent with the Company’s payroll practices.

Annual Incentives.  You will also be entitled to a bonus of 25% of your base salary based on performance guidelines that will be determined by the Board of Directors in its discretion. Any bonus salary will be paid quarterly consistent with the Company’s payroll practices.

Other Benefits.  You will be entitled to participate in any benefit plan adopted by the Company subject to eligibility requirements imposed by the plans, including:

•                  SIMPLE 401(k retirement plan participation.  The Company will make a matching contribution of 3% of participants’ eligible wages.  The employees are fully vested upon contribution to the plan.

December 15, 2006

Mr. Steve Gardner

continued

•                  Group medical and dental insurance plan (currently with Blue Cross Blue Shield of Kansas with 80% of the premium paid by EKAE)

•                  Vision insurance

•                  Group term life insurance equal to 1 ½ times your salary paid by EKAE

The Company shall have the sole discretion in adopting or amending any benefit plan, including, without limitation, any 401(k) savings or other retirement plan.

You will also be entitled to sick leave and paid time off (PTO) to be used for vacations, holidays and other time away from the plant other than illness.  PTO will accrue at the rate of 7.0 hours per pay period ( 7.0hrs X 26 pay periods = 182.0 hours.  64 hours of paid holiday and 118 hours of vacation i.e. 14.75 days).  Sick leave will accrue at the rate of 4.0 hours per pay period.

In addition, you will be provided the following for relocation:

•                  reimbursement for all relocation expenses (moving van, U-Haul, motel, etc.) actually incurred in relocating your residence to within 40 miles of Garnett, KS

•                  $2,500 stipend to cover incidentals associated with the relocation

•                  Realtor fees associated with the sale of your home in Kansas City

•                  Reasonable and customary fees associated with buying a house within the Garnett area — not to include expenses that would normally be paid by the buyer i.e. prepaids, points, etc.

All of the above relocation amounts paid to you by EKAE shall be refunded to EKAE if you leave the employment of EKAE prior to the first anniversary of the Commencement Date.  One-half of such relocation amounts paid to you shall be refunded to EKAE if you leave the employment of EKAE prior to the second anniversary of the Commencement Date.

EKAE also anticipates adopting executive retention plan(s) for its key employees.  As General Manager, you will be entitled to participate in such retention plan and programs to the extent EKAE offers such plans, in its sole discretion.  The terms and conditions of any executive retention plan will be defined in the final negotiated plan agreement.

Employment at Will.  Your employment will be at will, which means that either you or EKAE may terminate your employment at any time and for any reason or for no reason.

1304 S. Main      Garnett, KS 66032          785-448-2888

December 15, 2006

Mr. Steve Gardner

continued

Confidentiality Agreement.  You will be subject to EKAE’s Confidentiality Agreement, which is enclosed with this letter and must be signed and returned by you before any confidential information of EKAE will be provided to you.

Certain Acts.  During your employment with EKAE and for one (1) year after its termination, you will not (i) directly or indirectly engage in activity that is competitive with EKAE’s present or contemplated business, nor will you plan or organize any competitive business activity; or (ii) directly or indirectly solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with EKAE without EKAE’s express written consent.  During your employment with EKAE, you will not enter into any agreement, which conflicts with your duties or obligations to EKAE.

No Inconsistent Obligations.  By signing below, you represent that (i) you are aware of no obligations legal or otherwise, inconsistent with the terms of your employment or with your undertaking employment with EKAE; (ii) you will not disclose to EKAE, or use, or induce EKAE to use, any proprietary information or trade secrets of others; and (iii) you have returned all proprietary and confidential information belonging to all prior employers.

All other terms and conditions of your employment shall be contained in the policies adopted by the Board of Directors as part of its Employee Handbook covering all employees of EKAE.

Should you have any questions regarding the specifics of this offer or anything concerning your employment at East Kansas Agri-Energy, LLC, please contact me at the office — (785) 448-2888 or toll free (877) 352-3552.

Steve, I hope that this meets with your approval.  We are excited about you joining the team at East Kansas and look forward to seeing you sometime next week.

Best regards,

/s/ Tom Leitnaker

Tom Leitnaker

Chief Financial Officer

1304 S. Main      Garnett, KS 66032          785-448-2888

December 15, 2006

Mr. Steve Gardner

Continued

I agree with the terms of the employment offer from East Kansas Agri-Energy, LLC.

/s/ Steve Gardner	Dated	12/19/06
Steve Gardner

1304 S. Main      Garnett, KS 66032          785-448-2888